EXHIBIT 3.4

                         TRIGON HEALTHCARE, INC.

                      AMENDMENT TO THE AMENDED AND RESTATED
                        BYLAWS OF TRIGON HEALTHCARE, INC.


     RESOLVED, that the Bylaws of Trigon Healthcare, Inc. are amended by substituting the following for Paragraph 1.10 Proxies:

      1.10 Proxies. A stockholder may vote his or her shares in person or by proxy. A stockholder may appoint a proxy to vote or otherwise act for him or her by (i) executing a writing authorizing a person or persons to act for him or her as proxy or (ii) transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person who will be the holder of the proxy. An appointment of a proxy is effective when received by the Secretary or other officer or agent authorized to tabulate votes and is valid for eleven (11) months unless a longer period is expressly provided in the appointment form. An appointment of a proxy is revocable by the stockholder unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest.

      The death or incapacity of the stockholder appointing a proxy does not affect the right of the Corporation to accept the proxy's authority unless notice of the death or incapacity is received by the Secretary or other officer or agent authorized to tabulate votes before the proxy exercises his or her authority under the appointment. An irrevocable appointment is revoked when the interest with which it is coupled is extinguished. A transferee for value of shares subject to an irrevocable appointment may revoke the appointment if he or she did not know of its existence when he or she acquired the shares and the existence of the irrevocable appointment was not noted conspicuously on the certificate representing the shares. Subject to any legal limitations on the right of the Corporation to accept the vote or other action of a proxy and to any express limitation on the proxy's authority (i) appearing on the face of the written authorization or (ii) evident from the electronic transmission, the Corporation is entitled to accept the proxy's vote or other action as that of the stockholder making the appointment. Any fiduciary who is entitled to vote any shares may vote such shares by proxy.